SECURITIES PURCHASED PURSUANT TO RULE 10f-3
MORGAN GRENFELL HIGH YIELD BOND FUND
JULY - SEPTEMBER, 1999
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						Security Purchased		Comparison Security		Comparison Security
Issuer					Allied Waste			United Rentals			Railworks

Underwriters				Chase Securities, DLJ, 		Goldman Sachs, Bank of 		First Union Capital
						Salomon Smith Barney, ABN 	America, DLJ			Markets
						Amro, Banc One, BancBoston
						Robertson Stephens, CIBC
						Oppenheimer, Credit Lyonnais
						Securities, CS First Boston,
						DB Alex. Brown, First Union,
						Scotiabank

Years of continuous
operation, including
predecessors				> 3 years				> 3 years				> 3 years

Security 					AW 10%, 8/1/09			URI 9%, 4/1/09			RWKS 11.5%, 4/15/09

Is the affiliate a manager
or co-manager of offering?		co-manager				no					no

Name of underwriter or
dealer from which
purchased					DLJ					n/a					n/a

Firm commitment underwriting?		yes					yes					yes

Trade date/Date of Offering		7/27/1999				3/16/1999				9/23/1999

Total dollar amount of
offering sold to QIBs			$2,000,000,000			$250,000,000			$50,000,000

Total dollar amount of any
concurrent public offering		-					$249,400,000			$12,500,000

Total						$2,000,000,000			$499,400,000			$62,500,000

Public offering price			99.668				100.00				97.875

Price paid if other than
public offering price			same					n/a					n/a

Underwriting spread or 			not disclosed because 		not disclosed because		not disclosed because
commission					private placement			private placement			private placement

Rating					BB/Ba2				BB-/B1				B/B3

Current yield				10.03%				9.00%					11.75%

Total par value purchased		$3,500,000				n/a					n/a

$ amount of purchase			$3,488,380				n/a					n/a

% of offering purchased 		0.18%					n/a					n/a
by fund

% of offering purchased by
associated funds				0.00%					n/a					n/a

Total						0.18%					n/a					n/a
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